EXHIBIT 21-1



                         PG ENERGY INC. AND SUBSIDIARY



                        Subsidiaries of the Registrant



    The following are subsidiaries of the Registrant. Their voting securities are owned 100% by the Registrant and are incorporated in Pennsylvania.


                 Penn Gas Development Co. (1)

                 Honesdale Gas Company (2)


(1) A subsidiary of PG Energy Inc. accounted for on the equity method which has not been consolidated since it is insignificant.

(2) A subsidiary of PG Energy Inc. acquired on February 14, 1997, and included in the consolidation of PG Energy Inc.
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